Exhibit (a)(1)(D)
Offer to Purchase

All Outstanding Shares of Common Stock

of

NGM BIOPHARMACEUTICALS, INC.

at

An Offer Price of $1.55 per Share in Cash

by

ATLAS NEON MERGER SUB, INC.,

a wholly owned subsidiary of

ATLAS NEON PARENT, INC., an affiliate of

THE COLUMN GROUP, LP,
THE COLUMN GROUP GP, LP,
THE COLUMN GROUP II, LP,
THE COLUMN GROUP II GP, LP,
THE COLUMN GROUP MANAGEMENT, LP,
PONOI CAPITAL, LP,
PONOI MANAGEMENT, LLC,
PONOI CAPITAL II, LP,
PONOI II MANAGEMENT, LLC,
THE COLUMN GROUP III, LP,
THE COLUMN GROUP III-A, LP,
THE COLUMN GROUP III GP, LP,
THE COLUMN GROUP IV, LP,
THE COLUMN GROUP IV-A, LP,
THE COLUMN GROUP IV GP, LP,
TCG IV GP, LLC,
THE COLUMN GROUP OPPORTUNITY III, LP,
THE COLUMN GROUP OPPORTUNITY III GP, LP,
TCG OPPORTUNITY III GP, LLC,
PETER SVENNILSON,
DAVID V. GOEDDEL and
TIMOTHY KUTZKEY
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON APRIL 4, 2024 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

March 8, 2024
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated March 8, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the Offer by Atlas Neon Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Atlas Neon Parent, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of NGM Biopharmaceuticals, Inc., a Delaware corporation (“NGM”), other than the Rollover Shares (as defined below), for $1.55 per Share in cash.
Also enclosed is NGM’s Solicitation/Recommendation Statement on Schedule 14D-9 and NGM’s Transaction Statement on Schedule 13E-3.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1.	The Offer Price for the Offer is $1.55 per Share in cash, to be paid to you subject to any applicable tax withholding and without interest.
2.	The Offer is being made for all outstanding Shares.
3.
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 25, 2024 (together with any amendments or supplements thereto, the “Merger Agreement”), among NGM, Parent and Purchaser, pursuant to which, following the completion of the Offer and the satisfaction or waiver of certain conditions set forth therein, Purchaser will be merged with and into NGM, without a meeting of the NGM stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and NGM will be the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

4.
Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into a rollover agreement, dated as of the date of the Merger Agreement (the “TCG Rollover Agreement”), with The Column Group, LP, The Column Group GP, LP, The Column Group Management, LP, The Column Group II, LP, The Column Group III, LP, The Column Group III-A, LP, The Column Group IV, LP, The Column Group IV-A, LP, The Column Group Opportunity III, LP, Ponoi Capital, LP and Ponoi Capital II, LP (the “TCG Rollover Stockholders” and, together with The Column Group II GP, LP, The Column Group III GP, LP, The Column Group IV GP, LP, TCG IV GP, LLC, The Column Opportunity III GP, LP, TCG Opportunity III GP, LLC, Ponoi Management, LLC, Ponoi II Management, LLC, David V. Goeddel, Timothy Kutzkey and Peter Svennilson, the “TCG Stockholders”) who in the aggregate hold approximately 26% of NGM’s outstanding Shares. Parent and Purchaser are affiliates of the TCG Stockholders, and each TCG Stockholder is considered a co-offeror in the Offer. As co-offerors, each TCG Stockholder accepts joint responsibility for the accuracy of the disclosures made in the Offer to Purchase. In addition, Parent and Purchaser are party to a rollover agreement, dated as of the date of the Merger Agreement (as supplemented by the joinder thereto, the “Stockholder Rollover Agreement” and, together with the TCG Rollover Agreement, the “Rollover Agreements”), with certain of NGM’s other stockholders, (collectively, the “Rollover Stockholders”), who in the aggregate hold approximately 22% of NGM’s outstanding Shares. Mr. Rieflin, the Chairman of NGM’s board of directors and Dr. Goeddel, a member of NGM’s board of directors, entered into the Stockholder Rollover Agreement on the date of the Merger Agreement, and Dr. Woodhouse, NGM’s Chief Executive Officer and a member of NGM’s board of directors, entered into a joinder to the Stockholder Rollover Agreement on March 6, 2024, following the date of the Merger

Agreement. Pursuant to the applicable Rollover Agreement, each of the TCG Rollover Stockholders and the Rollover Stockholders have agreed, among other things, that they will not transfer or tender their Shares subject to the applicable Rollover Agreement (the “Rollover Shares”) in the Offer and that instead (i) such Rollover Shares will be contributed to Parent immediately prior to the closing of the Merger, and (ii) in consideration for such contribution, Parent will issue common shares of Parent to each TCG Rollover Stockholder and Rollover Stockholder, as applicable, in accordance with the terms of the applicable Rollover Agreement. Each Rollover Agreement provides that it will terminate in the event the Merger Agreement is terminated in accordance with its terms.
5.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to NGM’s willingness to enter into the Merger Agreement, certain of the TCG Stockholders, including, The Column Group, LP, The Column Group GP, LP, The Column Group Management, LP, The Column Group II, LP, The Column Group III, LP, The Column Group III-A, LP, The Column Group IV, LP, The Column Group IV-A, LP, The Column Group Opportunity III, LP, Ponoi Capital, LP and Ponoi Capital II, LP (each, a “Guarantor” and collectively, the “Guarantors”), have duly executed and delivered to NGM a limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of NGM in respect of certain obligations of Parent and Purchaser arising under, or in connection with, the Merger Agreement. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $10 million, subject to certain other terms and conditions.

6.
Appraisal rights are not available as a result of the Offer. However, if the Offer is successful and the Merger is consummated, holders and beneficial owners of Shares who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently properly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value.

7.
After careful consideration and upon the unanimous recommendation of a Special Committee of the members of the NGM board of directors (the “NGM Board”), the members of the NGM Board (other than Messrs. Goeddel and Perlmutter, who recused themselves because of their relationship to the TCG Stockholders, and Mr. Rieflin, who recused himself because he is a Rollover Stockholder) have unanimously adopted resolutions: (i) determining that the terms of the Offer, the Merger (as defined in the Offer to Purchase) and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to and in the best interests of NGM and its stockholders, other than the TCG Stockholders, Parent, Purchaser, the Rollover Stockholders, the members of the NGM Board and the officers of NGM subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Unaffiliated Stockholders”), and (ii) authorizing and approving the execution, delivery and performance by NGM of the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, the consummation by NGM of the Transactions, (iii) declaring the Merger Agreement and the Transactions advisable and (iv) recommending that the Unaffiliated Stockholders accept the Offer and tender their Shares pursuant to the Offer, which resolutions shall not be subsequently qualified, modified or withdrawn in any way, except in connection with a Superior Company Proposal (as such term is used in the Merger Agreement).

8.	The Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern time, on April 4, 2024, unless the Offer is extended or earlier terminated by Purchaser.
9.	The Offer is subject to certain conditions described in “Tender Offer—Section 9. Conditions of the Offer” of the Offer to Purchase.
10.
Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Surviving Corporation (as defined in the Offer to Purchase), except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
With Respect to the Offer to Purchase
All Outstanding Shares of Common Stock
of

NGM BIOPHARMACEUTICALS, INC.

at

An Offer Price of $1.55 per Share in Cash

by

ATLAS NEON MERGER SUB, INC.

a wholly owned subsidiary of

ATLAS NEON PARENT, INC., an affiliate of

THE COLUMN GROUP, LP,
THE COLUMN GROUP GP, LP,
THE COLUMN GROUP II, LP,
THE COLUMN GROUP II GP, LP,
THE COLUMN GROUP MANAGEMENT, LP,
PONOI CAPITAL, LP,
PONOI MANAGEMENT, LLC,
PONOI CAPITAL II, LP,
PONOI II MANAGEMENT, LLC,
THE COLUMN GROUP III, LP,
THE COLUMN GROUP III-A, LP,
THE COLUMN GROUP III GP, LP,
THE COLUMN GROUP IV, LP,
THE COLUMN GROUP IV-A, LP,
THE COLUMN GROUP IV GP, LP,
TCG IV GP, LLC,
THE COLUMN GROUP OPPORTUNITY III, LP,
THE COLUMN GROUP OPPORTUNITY III GP, LP,
TCG OPPORTUNITY III GP, LLC,
PETER SVENNILSON,
DAVID V. GOEDDEL and
TIMOTHY KUTZKEY
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 8, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Atlas Neon Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Atlas Neon Parent, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of NGM Biopharmaceuticals, Inc., a Delaware corporation (“NGM”), other than the Rollover Shares (as defined below), for $1.55 per Share in cash (the “Offer Price”), upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal. The Offer Price will be paid subject to any applicable tax withholding and without interest. The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into a rollover agreement, dated as of the date of the Merger Agreement (the “TCG Rollover Agreement”), with The Column Group, LP, The Column Group GP, LP, The Column Group Management, LP, The Column Group II, LP, The Column Group III, LP, The Column Group III-A, LP, The Column Group IV, LP, The Column Group IV-A, LP, The Column Group Opportunity III, LP, Ponoi Capital, LP and Ponoi Capital II, LP (the “TCG Rollover

Stockholders” and, together with The Column Group II GP, LP, The Column Group III GP, LP, The Column Group IV GP, LP, TCG IV GP, LLC, The Column Opportunity III GP, LP, TCG Opportunity III GP, LLC, Ponoi Management, LLC, Ponoi II Management, LLC, David V. Goeddel, Timothy Kutzkey and Peter Svennilson, the “TCG Stockholders”) who in the aggregate hold approximately 26% of NGM’s outstanding Shares. Parent and Purchaser are affiliates of the TCG Stockholders, and each TCG Stockholder is considered a co-offeror in the Offer. As co-offerors, each TCG Stockholder accepts joint responsibility for the accuracy of the disclosures made in the Offer to Purchase. In addition, Parent and Purchaser are party to a rollover agreement, dated as of the date of the Merger Agreement (as supplemented by the joinder thereto, the “Stockholder Rollover Agreement” and, together with the TCG Rollover Agreement, the “Rollover Agreements”), with certain of NGM’s other stockholders, (collectively, the “Rollover Stockholders”), who in the aggregate hold approximately 22% of NGM’s outstanding Shares. Mr. Rieflin, the Chairman of NGM’s board of directors and Dr. Goeddel, a member of NGM’s board of directors, entered into the Stockholder Rollover Agreement on the date of the Merger Agreement, and Dr. Woodhouse, NGM’s Chief Executive Officer and a member of NGM’s board of directors, entered into a joinder to the Stockholder Rollover Agreement on March 6, 2024, following the date of the Merger Agreement. Pursuant to the applicable Rollover Agreement, each of the TCG Rollover Stockholders and the Rollover Stockholders have agreed, among other things, that they will not transfer or tender their Shares subject to the applicable Rollover Agreement (the “Rollover Shares”) in the Offer and that instead (i) such Rollover Shares will be contributed to Parent immediately prior to the closing of the Merger, and (ii) in consideration for such contribution, Parent will issue common shares of Parent to each TCG Rollover Stockholder and Rollover Stockholder, as applicable, in accordance with the terms of the applicable Rollover Agreement. Each Rollover Agreement provides that it will terminate in the event the Merger Agreement is terminated in accordance with its terms.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to NGM’s willingness to enter into the Merger Agreement, certain of the TCG Stockholders, including, The Column Group, LP, The Column Group GP, LP, The Column Group Management, LP, The Column Group II, LP, The Column Group III, LP, The Column Group III-A, LP, The Column Group IV, LP, The Column Group IV-A, LP, The Column Group Opportunity III, LP, Ponoi Capital, LP and Ponoi Capital II, LP (each, a “Guarantor” and collectively, the “Guarantors”), have duly executed and delivered to NGM a limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of NGM in respect of certain obligations of Parent and Purchaser arising under, or in connection with, the Merger Agreement. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $10 million, subject to certain other terms and conditions.
ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: SHARES*
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.
Dated: , 2024

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